TERMINATION OF EMPLOYMENT AGREEMENT

                  THIS AGREEMENT (the "Agreement"), dated as of March 31, 2000, as set forth below, terminates the Employment Agreement dated as of March 19, 1997 but effective as of January 1, 1997 (the "Employment Agreement"), between JeffBanks, Inc. ("JeffBanks") and Betsy Z. Cohen (the "Executive"), and is entered into among Betsy Z. Cohen, individually, and Hudson United Bancorp ("Hudson"), for itself and in its capacity as successor by merger to JeffBanks.

                  WHEREAS, the Executive is entitled to certain benefits under the Employment Agreement; and

                  WHEREAS, the parties hereto wish to evidence their agreement with respect to the matters set forth herein,

                  NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

                  1. Full Payment of Severance Benefits. Subject to the terms hereof, Executive agrees to accept in complete satisfaction of her Severance Benefits under the Employment Agreement the amount of $1,200,000, which shall be paid (subject to normal income tax withholding) to Executive by wire transfer on the execution of this Agreement.

                  2. Payment for Life Insurance Obligation and for Bonus Owed.

                           (a) Hudson and Executive  acknowledge  and agree that
JeffBanks was obligated under Section 5.c of the Employment Agreement to pay the cost of certain life insurance premiums during the period of the Executive's employment, that such premiums were not paid for the period from January 1, 1997 through March 31, 2000, and that the Executive did not waive her right to receive that benefit. Hudson and Executive further agree that Hudson shall make a payment to the Executive of the amount of $43,000, which shall be paid (subject to normal income tax withholding) to Executive by wire transfer on the execution of this Agreement, and that such payment shall be in full satisfaction of the obligations of Hudson under Section 5.c of the Employment Agreement.

                           (b) Hudson  acknowledges  that it is obligated  under
the Employment Agreement to pay, and the Executive hereby agrees to accept in complete satisfaction of such obligation, a bonus for services rendered through March 31, 2000 in the amount of $43,725, which shall be paid (subject to normal income tax withholding) to Executive by wire transfer on the execution of this Agreement.

                  3. Termination of Employment Agreement. As of the date hereof, the Employment Agreement is completely terminated, except as set forth in Sections 3(a)and 3(b) below:

                           (a) The  parties  believe  that as a  result  of this
Agreement, no "Gross-Up Payment" will be due under Section 8 of the Employment Agreement. Nonetheless, due to the uncertainties of the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"),
Section 8 of the Employment Agreement shall continue in effect and Hudson shall remain responsible to make the payments due to the Executive under Section 8 of the Employment Agreement as if all payments and benefits received or to be received by Executive from Hudson in connection with the termination of Executive's employment were to be covered by such Section 8. Such payments shall be made to the Executive, or on the Executive's behalf directly to the Internal Revenue Service, promptly, and in no event more than 10 days, after the Executive advises Hudson that the Internal Revenue Service has notified the Executive that she is subject to an employment, excise or income tax to which she would not have been subject had Sections 280G or 4999 of the Code not been part of the Code (provided that if Hudson acknowledges such obligation within such 10 day period in a notice to the Executive in form and substance reasonably satisfactory to the Executive and if the Executive is not materially disadvantaged by the deferral described in this parenthetical clause, Hudson shall have the right to defer such payment for the period of time in which Hudson actively challenges (in good faith) before an appropriate court such determination by the Internal Revenue Service). It is the intention of the parties (and Hudson agrees that it shall promptly take all steps and promptly make all payments to the Executive or on the Executive's behalf necessary) to assure that the Executive's net after tax position (after taking into account any interest or penalties imposed with respect to such taxes) upon the receipt of payments in connection with the termination of her employment shall be no less advantageous to the Executive than would have been obtained had Sections 280G and 4999 of the Code not been applicable with respect to such payments. Furthermore, Hudson agrees to reimburse the Executive for the reasonable fees and expenses of the Executive's Tax Counsel in accordance with Section 8(a) of the Employment Agreement and for the reasonable fees and expenses of the Executive's attorneys and for court and related costs in any proceedings to enforce the provisions of this Section 3(a) in which the Executive is successful on the merits.

                           (b)  The  termination  of  the  Employment  Agreement
hereunder shall not affect the Executive's rights under the "SERP" established by Section 5.b of the Employment Agreement, nor the Executive's rights to the "Welfare Benefits" established by Section 7.d(ii) of the Employment Agreement, nor the Executive's rights to indemnification established by Section 10 of the Employment Agreement.

                  4. Termination of Stock Options. The parties acknowledge and agree that all options to acquire stock of JeffBanks or Hudson previously granted to the Executive expire automatically upon the execution and delivery of this Agreement and that Executive shall have no further rights thereunder.

                  5. Binding Nature; Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns, including without limitation the estate of the Executive in the event of the Executive's death; provided, however, that in no event shall Hudson assign its obligations hereunder without the express written consent of the
Executive.  Hudson will  require any  subsequent  successor  (whether  direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hudson to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Hudson would be required to perform it if no such succession had taken place.

                  6. Jurisdiction; Service. The federal and state courts located within the State of New Jersey shall have exclusive jurisdiction with respect to any legal proceeding brought to enforce any aspect of this Agreement. Service of process may be effected by regular mail to the corporate headquarters of Hudson and to the last known residence address of the Executive.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                              HUDSON UNITED BANCORP


                              By:  ____________________________
                                   Name:
                                   Title:


                                  _____________________________
                                  Betsy Z. Cohen, Individually